Exhibit 99.1

OptimizeRx Announces Significant Platform Enhancement to Digitize Pharmaceutical Access Solutions

Launch of digital solution supports major industry paradigm shift towards improving patient care and adherence through technology

ROCHESTER, Mich. – September 14, 2021 – OptimizeRx Corp. (the “Company”) (Nasdaq: OPRX), a leading provider of point-of-care technology solutions helping patients start and stay on therapy, announced the launch of its new Therapy Initiation Workflow, a digital solution focused on accelerating patient access to treatments where time-consuming medical documentation is required of healthcare providers (HCPs) prior to pharmacies dispensing prescribed drugs. The new platform enhancement particularly supports the fast-growing area of specialty medications.

In-line with the major digitization paradigm shift across healthcare, this technology enhancement allows life sciences companies to simplify therapy initiation by presenting HCPs with a fully electronic option synchronizing enrollment, benefits verification, prior authorization, and patient support onboarding.

“The launch of this technology solution is part of the evolution occurring across OptimizeRx’s maturing offerings. We are being recognized for delivering the most complete, best-in-class, and holistic suite of solutions at the point of care for our life sciences partners. This latest technology innovation expands our digital health and communications platform to digitize pharmaceutical market access solutions,” commented Will Febbo, OptimizeRx CEO. “In doing so, we are achieving a critical mass of touchpoints for life sciences across the patient journey, underpinned by our integrated Therapy Initiation and Persistence Platform, which emphasizes our complete focus on enabling patients to obtain the therapies they need.

OptimizeRx has continued to develop connections between life-sciences companies, patients, and providers, both within and outside of the EHR. This latest platform functionality now connects the nation’s largest digital network of over 700 thousand providers to hubs, pharmacies, and payers, providing expanded options for patient support while instantly bridging relationships between all healthcare stakeholders.”

As the majority of new drugs approved in the United States are specialty medications, increasing availability and use of these medications has exposed unique barriers to prescription fulfillment processes and patient access. This has created complicated healthcare delivery workflows resulting in hurdles significantly impacting a provider’s ability to optimally prescribe, and for their patients to ultimately receive, the specific therapy.

For example, a recent physician survey by the American Medical Association found that prior authorization process delays have a significant effect on patient outcomes, with 90% of physicians surveyed reporting that the prior authorization process has a somewhat or significant negative impact on clinical outcomes, and 30% reporting that this process has led to a serious adverse event for a patient in their care. The new OptimizeRx platform technology ensures enrollment and approval of specialty medications at the earliest possible point in the prescription process, ensuring that an approved script gets to the right pharmacy every time to reduce delay in treatment, and mitigate the risk of therapy abandonment by the patient.

“This new platform capability is a considerable milestone to reduce provider burden and improve patient care in conditions requiring specialty medication,” stated Karina Castagna, SVP Specialty Solutions at OptimizeRx. “We are simplifying prescribing and helping patients acquire the specialty drugs they need, when they need them, which has been one of the most significant challenges faced by the healthcare industry in our time.”

The expanded OptimizeRx point-of-care platform now comprises the most comprehensive digital technologies enabling life sciences to help patients get started, and stay, on their doctor’s recommended course of therapy. The Company’s vision to enable life sciences to work directly with providers and patients to improve patient access and retain physician choice is furthered in this platform expansion by facilitating engagement, access, affordability, and adherence programs within the expanding landscape of the point-of-care.

About OptimizeRx

OptimizeRx is the best-in-class health technology company enabling care-focused engagement between life sciences organizations, healthcare providers, and patients at critical junctures throughout the patient care journey. Connecting over 60% of U.S. healthcare providers and millions of their patients through a proprietary point-of-care network, connectivity is facilitated via its integrated Therapy Initiation and Persistence Platform. This powerful digital healthcare solutions platform is transforming market and patient access with the life sciences market by unlocking:

●	AI-directed, real-time HCP marketing to raise awareness of treatment benefits to give patients a timely start on therapy
●	Streamlined communication and processes around therapy initiation to reduce abandonment through simplified enrollment
●	Personalized, successful adherence programs to help patients stay on their doctor-recommended course of therapy

For more information, follow the company on Twitter, LinkedIn or visit www.optimizerx.com.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

OptimizeRx Contact

Doug Baker, CFO

Tel (248) 651-6568 (x807)

dbaker@optimizerx.com

Media Relations Contact

Maira Alejandra, Media Relations Manager

Tel (754) 245-7070

malejandra@optimizerx.com

Investor Relations Contact

Ashley Robinson

LifeSci Advisors, LLC

arr@lifesciadvisors.com

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